Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275587

Prospectus Addendum to

the Prospectus dated February 22, 2024

DEPOSITARY SHARES
EACH REPRESENTING 1/1,000TH OF A SHARE OF

6.500% NON-CUMULATIVE PREFERRED STOCK, SERIES P

You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated February 22, 2024 of Morgan Stanley. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated November 16, 2020, or to any sections of that document, should refer instead to the accompanying prospectus dated February 22, 2024, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated February 22, 2024 supersedes the prospectus dated November 16, 2020.

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

The depositary shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

February 22, 2024